UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 20, 2014

Date of Report (Date of earliest event reported)

Huron Consulting Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50976	01-0666114
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

550 West Van Buren Street

Chicago, Illinois

60607

(Address of principal executive offices)

(Zip Code)

(312) 583-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective October 20, 2014, the Board of Directors (the “Board”) of Huron Consulting Group Inc. (“Huron” or the “Company”) elected Debra Zumwalt as a Class II director of Huron, to serve until the May 2015 annual meeting of stockholders. Ms. Zumwalt was appointed to serve on the Compensation Committee of the Board of Directors of Huron.

Ms. Zumwalt has served as the vice president and general counsel of Stanford University since 2001, and is a member of the University Cabinet responsible for the legal and strategic advice to the boards of the University, Stanford Health Care (formerly Stanford Hospital & Clinics), Lucile Packard Children’s Hospital Stanford, and Stanford Management Company. Ms. Zumwalt received her J.D. from Stanford Law School. She is on the board of the American University of Afghanistan and the Academy of Art University. Ms. Zumwalt also serves as a member of the board of directors of Exponent, Inc., an engineering and scientific consulting company.

As a director of the Company, Ms. Zumwalt will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices described in the Company’s Annual Proxy Statement filed with the Securities and Exchange Commission on March 24, 2014. This compensation generally consists of an annual retainer in the amount of $60,000, $1,000 for each meeting of the Board or any committee of the Board that she attends, and an annual grant of restricted stock on the date of the Company’s annual meeting with a value of $170,000. The initial stock award, to be granted to Ms. Zumwalt on November 1, 2014, will have a value equal to $85,000, vesting ratably over the following 10 calendar quarters beginning January 1, 2015. Ms. Zumwalt’s initial cash retainer will also be pro-rated accordingly. In addition, as a new director, Ms. Zumwalt will be granted, on November 1, 2014, an additional number of shares of restricted stock having a value equal to $200,000, vesting ratably over the following 12 calendar quarters beginning January 1, 2015.

There are no arrangements or understandings between Ms. Zumwalt and any other persons pursuant to which she was elected as a director. There are no transactions between Ms. Zumwalt and Huron that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huron Consulting Group Inc.
(Registrant)

Date: October 21, 2014	/s/ C. Mark Hussey
C. Mark Hussey
Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Treasurer